SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                    Glenayre
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                      [GRAPHIC LOGO GLENAYRE APPEARS HERE]




                          GLENAYRE TECHNOLOGIES, INC.
                            5935 Carnegie Boulevard
                        Charlotte, North Carolina 28209



                   ----------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999
                   ----------------------------------------
     The 1999 Annual Meeting of the Stockholders of Glenayre Technologies, Inc., a Delaware corporation (the "Company"), will be held at the SouthPark Suite Hotel at 6300 Morrison Boulevard, Charlotte, North Carolina 28211, on May 25, 1999 at 11:00 a.m., local time, for the following purposes:

     1. To elect four Class III Directors.

     2. To consider and vote upon a proposal to approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized thereunder from 506,250 to 2,006,250.

     3. To consider and vote upon a proposal to approve an amendment to the Company's 1996 Incentive Stock Plan to increase the number of shares of Common Stock authorized from 4,400,000 to 5,150,000.

     4. To ratify the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company.

     5. To transact any other business that may properly come before the 1999 Annual Meeting and any adjournments thereof.

     The close of business on March 31, 1999 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 1999 Annual Meeting and any adjournment(s) thereof.

     A Proxy Statement, a form of proxy, an Annual Report to the stockholders of the Company including a Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1998 are enclosed with this Notice.

     A list of stockholders entitled to vote at the 1999 Annual Meeting will be open to the examination of any stockholder for any purpose germane to the 1999 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 1999 Annual Meeting at the office of the Company at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209.

     Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 1999 Annual Meeting, is requested to SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

   A stockholder may revoke his or her proxy at any time prior to voting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/Billy C. Layton
                                          Billy C. Layton
                                          Secretary


April 16, 1999

                          GLENAYRE TECHNOLOGIES, INC.


                                PROXY STATEMENT


                            THE 1999 ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 1999 Annual Meeting of Stockholders of Glenayre Technologies, Inc. (the "Company" or "Glenayre") to be held at the SouthPark Suite Hotel at 6300 Morrison Boulevard, Charlotte, North Carolina 28211, on May 25, 1999 at 11:00 a.m., local time, and at any adjournments thereof.


VOTING AND RECORD DATE

     As of March 31, 1999, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the 1999 Annual Meeting, the Company had 62,159,403 shares of common stock, $.02 par value ("Common Stock"), outstanding and entitled to vote. Each holder of Common Stock at the close of business on March 31, 1999 will be entitled to one vote for each share so held of record. All votes at the 1999 Annual Meeting specified in this Proxy Statement will be by written ballot.

     Under rules followed by the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. With respect to the other proposals presented to stockholders, no broker may vote shares held for customers without specific instruction from such customers. One-third of the total outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.


SOLICITATION OF PROXIES

     Any stockholder giving a proxy for the 1999 Annual Meeting may revoke it at any time prior to the voting thereof by giving written notice to the Chairman or the Secretary of the Company by filing a later-dated proxy with either of them prior to the commencement of the 1999 Annual Meeting or by voting in person at the 1999 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005 for receipt by American Stock Transfer & Trust Company no later than two business days prior to the 1999 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 1999 Annual Meeting.

     All shares of Common Stock represented by proxies will be voted at the 1999 Annual Meeting, and at any adjournments thereof, as specified therein by the persons giving the proxies. If no direction is given, the proxy will be voted to elect the nominees listed under "ELECTION OF DIRECTORS," to approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized thereunder from 506,250 to 2,006,250, to approve an amendment to the Company's 1996 Incentive Stock Plan to increase the number of shares of Common Stock authorized from 4,400,000 to 5,150,000, to ratify the selection of Ernst & Young LLP as independent auditors and in the discretion of the holders of the proxies, vote on all other matters properly brought before the 1999 Annual Meeting and any adjournment(s) thereof.

     This Proxy Statement, the Notice of the 1999 Annual Meeting (the "Notice") and the form of proxy were first mailed to stockholders on or about April 16, 1999. The Company's principal executive offices are located at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209, telephone number (704) 553-0038.

     Solicitation of proxies is being made primarily by mail; however, there may also be further solicitation in person and by telephone at nominal cost by directors, officers, employees and agents of the Company, who will receive no additional compensation therefor. The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Listed in the following table are the beneficial owners known to the Company as of March 5, 1999, of more than 5% of the Company's outstanding Common Stock. In addition, this table includes the outstanding voting securities beneficially owned by each of the executive officers listed in the Summary Compensation Table, and the number of shares owned by directors and executive officers as a group. Percent Outstanding includes shares currently owned and shares subject to stock options exercisable within 60 days of March 5, 1999.



                                                                                   Amount and Nature of
                                                                                   Beneficial Ownership
                                                                     ------------------------------------------------
                                                                          Currently        Acquirable       Percent
Name of Beneficial Owner                                                  Owned(1)       Within 60 days   Outstanding
-------------------------------------------------------------------- ------------------ ---------------- ------------
      Ramon D. Ardizzone                                                        773           137,500            *
      Gary B. Smith                                                          30,461           276,000            *
      Stanley Ciepcielinski                                                     158            96,125            *
      Clarke H. Bailey                                                          -0-           871,875          1.4%
      Donald S. Bates                                                         1,096(2)         30,000            *
      Richard L. Bloch                                                      507,500               -0-            *
      Peter W. Gilson                                                           -0-            30,000            *
      John J. Hurley                                                        159,898            67,500            *
      Thomas C. Israel                                                    1,297,512(3)        138,875          2.3%
      Stephen P. Kelbley                                                        300(4)         30,000            *
      Anthony N. Pritzker                                                    59,500               -0-            *
      Horace H. Sibley                                                        1,000            20,000            *
      Amir Zoufonoun                                                         22,023            76,500            *
      Lee M. Ellison                                                          7,387            56,167            *
      Dan H. Case                                                            12,423           101,042            *
      Eugene C. Pridgen                                                         -0-           115,000            *
      All directors and executive officers as a group (20 Persons)        2,158,458         2,178,994          6.7%
      State of Wisconsin Investment Board(5)                              8,175,000                           13.2%
      Merrill Lynch & Co., Inc.(6)                                        4,466,954                            7.2%
      Cramer Rosenthal McGlynn, Inc.(7)                                   3,617,796                            5.8%

---------
     * Does not exceed 1%.

(1) In each case the beneficial owner has sole voting and investment power except as otherwise noted.

(2) Includes 539 shares held by Mr. Bates' spouse.

(3) Includes 1,173,875 shares owned by A.C. Israel Enterprises, Inc., a holding company specializing in private investments ("A.C. Israel"). Mr. Israel is Chairman and Chief Executive Officer of A.C. Israel. Mr. Israel has shared voting power with respect to the shares owned by A.C. Israel and may be deemed to have beneficial ownership of such shares. Also includes 82,600 shares owned by Barry W. Gray and 5,000 shares owned by the Gray Foundation. Mr. Gray is President of A.C. Israel.

(4) Owned by Mr. Kelbley's spouse.

(5) The address of State of Wisconsin Investment Board ("Wisconsin Investment") is P.O. Box 7842, Madison, WI 53707. This information is provided as of December 31, 1998 and is based on a Schedule 13G as filed by Wisconsin Investment.

(6) The address of Merrill Lynch & Co., Inc. ("Merrill Lynch") is World Financial Center, North Tower, 250 Vesey Street, New York, NY 10381. This information is provided as of December 31, 1998 and is based on a Schedule 13G as filed by Merrill Lynch on behalf of Merrill Lynch Asset Management Group.

(7) The address of Cramer Rosenthal McGlynn, Inc., an investment management firm ("CRM"), is 707 Westchester Avenue, White Plains, New York 10604. CRM has shared voting and dispositive power with respect to all such shares. This information is provided as of March 5, 1999 and is based on a response to the Company by CRM.

                     EXECUTIVE OFFICERS OF THE REGISTRANT

     Following are the persons who were the executive officers of Glenayre as of March 31, 1999, their ages, their current titles and their positions held during the last five years:

     Ramon D. Ardizzone; age 61; Chairman of the Board of Directors of the Company since June 1996; President and Chief Executive Officer of the Company since December 1998; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Director of the Company since November 1992; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; and Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994.

     Stanley Ciepcielinski; age 43; Director of the Company since May 1997; Chief Operating Officer of the Company since October 1998; Executive Vice President, Finance and Administration Operations of the Company from February 1995 to June 1998; Executive Vice President and Chief Financial Officer of the Company since January 1993; Treasurer of the Company since April 1993; and Secretary of the Company from April 1993 to March 1997.

     Beverley W. Cox; age 41; Senior Vice President, Human Resources and Corporate Communications of the Company since June 1998; Senior Vice President, Human Resources, of the Company from November 1996 to June 1998; Vice President, Human Resources, of the Company from February 1995 to November 1996; and Corporate Director-Human Resources with the Company from October 1993 to February 1995.

     Billy C. Layton; age 52; Vice President of the Company since December 1995; Controller and Chief Accounting Officer of the Company since November 1992; and Secretary of the Company since February 1999.

     Gary P. Hermansen; age 42; President and General Manager, Wireless Access, Inc., a wholly-owned subsidiary of the Company ("WAI") since September 1998. Vice President -- Sales of WAI from October 1993 to September 1998.

     James W. Marion; age 38; President and General Manager -- Wireless Messaging Group of Glenayre Electronics, Inc, a wholly-owned subsidiary of the Company ("GEI") since November 1996; and various management positions with the Company from September 1993 to November 1996.

     Warren K. Neuburger; age 45; President and General Manager -- Integrated Network Group ("ING") of Glenayre Electronics, Inc., a wholly-owned subsidiary of the Company since December 1998; Vice President and General Manager of the MVP product group of ING from July 1998 to December 1998. Vice President of Technology, Operations and Development of VoiceCom Systems from March 1995 to December 1997; President of The Neuburger Group, a management consulting company, from June 1994 to March 1995; and various management positions with Digital Equipment Corporation from March 1983 through June 1994.

     Amir Zoufonoun; age 39; President and General Manager of Western Multiplex Group of GEI since October 1998; Vice President and General Manager of Glenayre Western Multiplex Corporation, a wholly-owned subsidiary of the Company ("MUX"), from July 1998 to October 1998. Vice President of Engineering of MUX from 1995 to May 1998; and various technical and management positions at MUX from 1989 to 1995.


                             ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of 11 members. The Company's Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 1999 Annual Meeting, four Class III Directors are to be elected. The Board of Directors has nominated Ramon D. Ardizzone, Richard L. Bloch, Stanley Ciepcielinski and Stephen P. Kelbley for election as Directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2002, and until their respective successors shall have been elected and qualified. All nominees are currently serving as directors of the Company.

     The Board of Directors recommends a vote FOR all of the nominees. The affirmative vote of a plurality of shares voted is required for the election of the nominees by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality. The shares represented by the proxies which the Board of Directors receives will be voted for the election of the four nominees in the absence of contrary instructions. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 1999 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors.

     Biographical information follows for each person nominated and each person whose term as a director will continue after the 1999 Annual Meeting. The information concerning the directors and nominees has been furnished by them to the Company.


    Nominees for Election as Class III Directors at the 1999 Annual Meeting



Name                       Age           Positions with Company, Business Experience and Other Directorships
------------------------- ----- ------------------------------------------------------------------------------------
  Ramon D. Ardizzone       61   Chairman of the Board of Directors of the Company since June 1996; President and
                                Chief Executive Officer of the Company since December 1998; President of the
                                Company from December 1994 to June 1996; Chief Executive Officer of the
                                Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Director of the Company since
                                November 1992; Chief Operating Officer of the Company from June 1994 to
                                December 1994; Acting Chief Operating Officer of the Company from May 1994 to
                                June 1994; Executive Vice President of the Company from November 1992 to
                                December 1994; and Executive Vice President of the Company in charge of Sales and
                                Marketing from November 1992 to May 1994.
  Richard L. Bloch         69   Director of the Company since April 1999 and from March 1988 to June 1992.
                                President, Pinon Farm Inc., a horse training operation since 1982. Director of City
                                National Bank.
  Stanley Ciepcielinski    43   Director of the Company since May 1997; Chief Operating Officer of the Company since October 1998; Executive Vice President, Finance and Administration Operations
                                of the Company from February 1995 to June 1998; Executive Vice President and
                                Chief Financial Officer of the Company since January 1993; Treasurer of the
                                Company since April 1993; and Secretary of the Company from April 1993 to March
                                1997.

  Stephen P. Kelbley       56   Director of the Company since January 1997. Executive Vice President of Springs
                                Industries, Inc., a home furnishings company ("Springs") since 1991; President of
                                Springs' Home Furnishings Operating Group since February 1998; President of
                                Springs' Diversified Home Products Group since January 1997; President of Springs'
                                Diversified Group from May 1995 to January 1997; President of Springs' Specialty
                                Fabrics Group from March 1994 to May 1995; Chief Financial Officer of Springs
                                from 1991 to 1994. Director of Connectivity Technologies, Inc.

DIRECTORS CONTINUING IN OFFICE AS CLASS I DIRECTORS UNTIL THE 2000 ANNUAL
                                    MEETING



NAME                  AGE            POSITIONS WITH COMPANY, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS
-------------------- ----- --------------------------------------------------------------------------------------
   Clarke H. Bailey   44   Director of the Company since December 1990; Chairman of the Executive
                           Committee from March 1994 to September 1998; Vice Chairman of the Company
                           from November 1992 to June 1996; Chief Executive Officer of the Company from
                           December 1990 to March 1994; and Acting Chief Executive Officer of the Company
                           from May 1994 to December 1994. Chairman and Chief Executive Officer of
                           National Fulfillment, Inc. since January 1999. Chairman and Chief Executive Officer of United Acquisition Company and its parent, United Gas Holding Corporation, from
                           February 1995 to January 1998; Chairman of Arcus, Inc. from July 1995 to January
                           1998; Co-Chairman of Hudson River Capital L.L.C. since February 1995. Director of
                           Connectivity Technologies, Inc., Swiss Army Brands, Inc., SWWT, Inc. and Iron
                           Mountain Incorporated.
   Donald S. Bates    70   Director of the Company since January 1997. Private consultant in the electronics and telecommunications industry since 1988. Employed by General Electric Company from 1951 to 1981 where he held several managerial positions in electronics, communications and computing services retiring as Senior Vice President and Group
                           Executive. Director of 3D Systems Corporation.
   Peter W. Gilson    58   Director of the Company since March 1997. President, Chief Executive Officer and
                           Director of Physician Support Systems, Inc. from 1991 to December 1997; Chairman of the Board of Directors of Swiss Army Brands, Inc. and non-executive Chairman of the Board of Directors of SWWT, Inc.
   Thomas C. Israel   55   Director of the Company since April 1999 and from 1986 to March 1997. Chairman and Chief Executive Officer of A.C. Israel since 1991. Director of A.C. Israel and
                           General Cigar Holdings, Inc.

DIRECTORS CONTINUING IN OFFICE AS CLASS II DIRECTORS UNTIL THE 2001 ANNUAL
                                    MEETING



NAME                     AGE            POSITIONS WITH COMPANY, BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS
----------------------- ----- --------------------------------------------------------------------------------------
  Anthony N. Pritzker    38   Director of the Company since April 1999. President, Stainless Industrial Companies,
                              Inc., a group of manufacturing and distribution businesses, since October 1998;
                              Regional Vice President, Getz Bros. & Co., Inc., Asia, a distributor of chemicals and building materials, from December 1996 to October 1998; Group Executive Officer,
                              The Marmon Group, an association of autonomous manufacturing and service companies, from January 1995 to December 1996; President, Fenestra Corporation, a
                              manufacturer of doors, from January 1993 to December 1994.
  John J. Hurley         64   Director of the Company since November 1992; Private investor since June 1996;
                              Vice Chairman of the Company from December 1994 to June 1996; President of the
                              Company from November 1992 to December 1994; Chief Operating Officer of the
                              Company from November 1992 to March 1994; and Chief Executive Officer of the
                              Company from March 1994 to May 1994. Director of Preferred Networks, Inc.
  Horace H. Sibley       59   Director of the Company since August 1997. Partner with the law firm of King and
                              Spalding since 1973.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

     The Board of Directors met eight times during the last fiscal year. The Board of Directors has standing Executive, Audit, Compensation and Plan Administration Committees. The functions and membership of each are set forth below. The Board of Directors currently has no standing nominating committee.

     The Executive Committee currently consists of Messrs. Ardizzone, Bates, and Gilson. The Executive Committee met two times during the last fiscal year. The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law between Board of Directors meetings.

     The Audit Committee currently consists of Messrs. Kelbley, Hurley and Bates. The Audit Committee met four times during the last fiscal year. The function of the Audit Committee is to review the internal accounting control procedures of the Company, review the consolidated financial statements of the Company and review with the independent public accountants the results of their audit.

     The Compensation Committee currently consists of Messrs. Gilson and Kelbley. The Compensation Committee met one time during the last fiscal year. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, other than those matters which are subject to the administration of the Plan Administration Committee.

     The Plan Administration Committee currently consists of Messrs. Bates and Sibley. The Plan Administration Committee met one time during the last fiscal year. The function of the Plan Administration Committee is to administer the 1996 Incentive Stock Plan and the Long-Term Incentive Plan.

     Each member of the current Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during the last fiscal year.


                                 COMPENSATION

COMPENSATION OF DIRECTORS

     Mr. Ardizzone receives an annual fee of $150,000 payable quarterly in arrears for serving as Chairman of the Board. The annual fee is subject to adjustment at the discretion of the Board of Directors. The compensation plan for non-employee directors, except for Mr. Ardizzone, is: (i) an annual fee of $18,000 plus $2,000 for attendance at each Board of Directors' meeting; (ii) an annual fee of $2,000 for each committee participation; and (iii) an annual fee of $2,000 for each committee chair participation except the Executive Committee chair position which receives $10,000. Additionally, non-employee directors receive automatic formula-based awards of options to purchase 30,000 shares of Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereafter. In April 1999, the Board of Directors suspended the award of options to non-employee directors. No fees are paid to employee directors in addition to their regular compensation. All directors are reimbursed for their reasonable travel and accommodation expenses incurred with respect to their duties as directors. Under the Company's By-laws, the Chairman of the Board is considered an officer of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid to the named Executive Officers during 1998:


                          SUMMARY COMPENSATION TABLE



                                                                                             LONG-TERM
                                                      ANNUAL COMPENSATION                   COMPENSATION
                                      ---------------------------------------------------- -------------
                                                                                             NUMBER OF
                                                                                             SECURITIES
                                                                                             UNDERLYING
                                                                            OTHER ANNUAL      OPTIONS      ALL OTHER
                                               SALARY         BONUS         COMPENSATION     GRANTED     COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR      ($)           ($)             ($)(1)           (#)           ($)
------------------------------------- ------ ---------- ---------------- ----------------- ------------- -------------
Ramon D. Ardizzone                    1998    $     --    $       --        $  150,000(2)          --      $     --
 Chairman of the Board, President     1997     201,191        79,568            37,500         30,000        23,398
 and Chief Executive Officer          1996     350,000       133,104                --         50,000        12,937
 of the Company
Gary B. Smith (3)                     1998     287,508            --                --        100,000         6,400(4)
 President and Chief Executive        1997     275,000       171,338                --             --         6,400
 Officer of the Company               1996     225,577        86,474                --         95,000         6,000
Stanley Ciepcielinski                 1998     241,250        50,702                --         75,000         6,400(4)
 Executive Vice President, Chief      1997     210,000       121,235                --             --         6,400
 Operating Officer and Chief          1996     180,000        62,037                --         35,000         6,000
 Financial Officer of the Company
Amir Zoufonoun (5)                    1998     152,210       125,329(6)             --         45,000         6,400(4)
 President and General
 Manager, Western Multiplex
 Group of GEI
Lee M. Ellison (7)                    1998     193,000        35,753                --         35,000         6,400(4)
 Senior Vice President -- Sales and   1997     174,424       119,522                --         10,000        41,400
 Marketing, Worldwide Paging          1996     228,058       101,000                --         30,000         5,686
 Operations of GEI
Dan Case (8)                          1998     189,827        23,940                --         50,000         6,400(4)
 President and General Manager        1997     164,423        99,665                --             --         6,400
 Integrated Network Group of GEI      1996     131,546        39,828                --         22,500         6,000
Eugene C. Pridgen (9)                 1998     215,000        40,365                --         55,000         6,400(4)
 Executive Vice President and         1997     205,000       105,031                --         10,000         6,400
 Secretary of the Company             1996       7,885            --                --         50,000            --

---------
(1) While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) Represents director fees paid to Mr. Ardizzone as Chairman of the Board. See "COMPENSATION -- Compensation of Directors."

(3) Mr. Smith resigned effective December 21, 1998

(4) Represents a matching contribution to a defined contribution plan.

(5) Mr. Zoufonoun was first elected an executive officer in October 1998.

(6) Includes retention bonus amounting to $50,000.

(7) Due to a transition in responsibilities, Mr. Ellison is no longer deemed to be an executive officer effective October 1, 1998.

(8) Mr. Case resigned effective December 31, 1998.

(9) Mr. Pridgen resigned effective February 26, 1999.

     The following table sets forth information with respect to grants of stock options to the named Executive Officers during 1998:


                             Option Grants In 1998



                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES
                                                                                               OF STOCK PRICE
                                                                                                 APPRECIATION
                                                                                          FOR ORIGINAL OPTION TERM
                                                                                                      OF
                                                INDIVIDUAL GRANTS                                 TEN YEARS
                          -------------------------------------------------------------   -------------------------
                            NUMBER OF
                           SECURITIES         % OF
                           UNDERLYING     TOTAL OPTIONS
                             OPTIONS       GRANTED TO      EXERCISE OR       ORIGINAL
                           GRANTED(1)     EMPLOYEES IN      BASE PRICE      EXPIRATION
NAME                           (#)            1998          ($/SHARE)          DATE           5%            10%
-----------------------   ------------   --------------   -------------   -------------   ----------   ------------
Ramon D. Ardizzone               -0-            --%          $    --               --      $     --     $       --
Gary B. Smith                100,000           4.2%             15.25       5/26/2008       959,225      2,430,850
Stanley Ciepcielinski         55,000           2.3%             15.25       5/26/2008       527,574      1,336,968
Stanley Ciepcielinski         20,000           0.8%              7.32      10/01/2008        92,086        233,362
Amir Zoufonoun                15,000           0.6%             15.25       5/26/2008       143,884        364,628
Amir Zoufonoun                15,000           0.6%              6.00      10/30/2008        56,610        143,460
Lee M. Ellison                35,000           1.5%             15.25       5/26/2008       335,729        850,798
Dan H. Case                   50,000           2.1%             15.25       5/26/2008       479,613      1,215,425
Eugene C. Pridgen             55,000           2.3%             15.25       5/26/2008       527,574      1,336,968

---------
(1) Options granted are subject to a three-year vesting schedule with one-third vesting equally on each anniversary date of the grant. Vesting may be accelerated in certain events relating to a Change in Control of the Company, as defined. Additionally, vesting and expiration dates of options held by Messrs. Smith, Case and Pridgen were adjusted upon termination of employment.

     The following table sets forth certain information with respect to the number and value of options held by the named Executive Officers at the end of 1998:


      Aggregated Option Exercises In 1998 And 1998 Year-End Option Values



                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                                                  DECEMBER 31, 1998 (#)       DECEMBER 31, 1998 ($)(1)
                                                              ----------------------------- ----------------------------
                         SHARES ACQUIRED
NAME                     ON EXERCISE (#)   VALUE REALIZED ($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------- ----------------- ------------------- ------------- --------------- ------------- --------------
Ramon D. Ardizzone            45,000            $276,875         137,500         10,000          $ --          $ --
Gary B. Smith                     --                  --         276,000             --            --            --
Stanley Ciepcielinski             --                  --          96,125         75,000            --            --
Amir Zoufonoun                    --                  --          76,500         45,000            --            --
Lee M. Ellison                10,000              66,000          56,167         38,333            --            --
Dan H. Case                       --                  --         101,042             --            --            --
Eugene C. Pridgen                 --                  --          56,667         58,333            --            --

---------
(1) Represents the difference between the closing market price of the Common Stock on the Nasdaq National Market System on December 31, 1998 and the exercise price of the options.

EMPLOYMENT AGREEMENTS

     Ardizzone Agreement. The Company is party to an agreement with Mr. Ardizzone dated February 15, 1999 (the "Ardizzone Agreement"), which provides for his service as President and Chief Executive Officer of the Company until the earlier of (i) December 31, 1999 or (ii) such time as a new President and Chief Executive of the Company ("Termination Date") shall begin employment. Mr. Ardizzone is entitled to be paid at the rate of $150,000 per year, which is his current pay for service as Chairman of the Board. At the Termination Date, the Company will pay Mr. Ardizzone $150,000. Additionally, the Ardizzone Agreement entitles Mr. Ardizzone and his spouse to participate in the Company's retiree medical plan at no cost for the remainder of their lives.

     Ciepcielinski Agreement. The Company is party to an employment agreement with Mr. Ciepcielinski dated as of May 21, 1997 (the "CIEPCIELINSKI AGREEMENT"), which provides for his employment as Executive Vice President of the Company through May 21, 2001. Thereafter, the term of the Ciepcielinski Agreement is automatically extended for successive two-year renewal terms unless either party gives at least 180 days prior notice to the other party of a decision not to extend the term. Mr. Ciepcielinski is entitled to an annual salary ("BASE SALARY") of $280,000, which may be increased but not decreased based upon an annual salary review. In 1999, pursuant to the Ciepcielinski Agreement, Mr. Ciepcielinski shall participate in the Management by Objective Plan -- Corporate Plan ("MBO PLAN") and, is eligible to receive an annual bonus of 49% to 140% of Base Salary based on the achievement of the Company's operating target earnings as established by the Board of Directors. If the Company does not achieve at least the minimum MBO Plan target earnings established by the Board of Directors, Mr. Ciepcielinski is eligible to receive 30% of Base Salary if he is actively employed by the Company at December 31,1999 and has had satisfactory performance. In 1998, Mr. Ciepcielinski was entitled to and received a bonus as specified in the Ciepcielinski Agreement (see "Executive Compensation-Summary Compensation" table).

     If Mr. Ciepcielinski's employment is terminated by the Company before the completion of the term of the Ciepcielinski Agreement without "Cause" as defined, or if Mr. Ciepcielinski resigns his employment for "Good Reason" as defined, the Company is required to pay Mr. Ciepcielinski a lump sum equal to two times his annual rate of Base Salary at the time of such termination. In addition, if Mr. Ciepcielinski's employment is terminated because of his resignation for "Good Reason," by the Company without "Cause," Mr. Ciepcielinski's death or his "Total and Permanent Disability" as defined, he (or his estate) is entitled to a pro rata share of the MBO Plan bonus for the fiscal year of the Company in which such termination occurs, calculated on the assumption that the results of operations and financial condition of the Company as of the termination date shall continue on the same basis through the end of such fiscal year. If Mr. Ciepcielinski's employment had been terminated without "Cause" or if Mr. Ciepcielinski resigned for "Good Reason," as of March 31, 1999, payments under the Ciepcielinski Agreement would have been $594,300. If Mr. Ciepcielinski's employment terminates upon expiration of the term of the Ciepcielinski Agreement, the Company must pay Mr. Ciepcielinski a lump sum equal to the annual rate of Base Salary being paid to him at the time of such termination unless he refuses to negotiate with the Company for a renewal agreement substantially similar to the Ciepcielinski Agreement.

     Mr. Ciepcielinski is entitled to terminate his employment upon a "Change in Control" of the Company as defined in the Ciepcielinski Agreement. The definition of "Change in Control" includes: (i) the acquisition by any person of 25% or more of the Company's Common Stock; (ii) the consummation of a merger or similar transaction of the Company with any other entity, as a result of which the holders of the Company's Common Stock as a group would receive less than 50% of the voting stock of the surviving entity; (iii) the consummation of an agreement providing for the transfer of substantially all the assets of the Company; or (iv) a material change in the composition or character of the Board as follows: (a) the replacement of a majority of directors by directors opposed by Mr. Ciepcielinski and a majority of the members of the Executive Committee of the Board, or (b) at any meeting of the Company's stockholders, the election of a majority of directors standing for election who are opposed by Mr. Ciepcielinski and a majority of the members of the Executive Committee of the Board. The Company is required to pay Mr. Ciepcielinski a lump sum equal to two and one-half times his annual rate of Base Salary at the time of such termination in addition to a pro rata share of the MBO Plan bonus calculated as described above which, as of March 31, 1999 would have been $734,300.

     Smith Agreement. The Company is party to an agreement with Mr. Smith dated August 27, 1996 as amended (the "SMITH AGREEMENT") which provided for him to serve as President and Chief Executive Officer of the Company. Mr. Smith resigned from the Company as of December 21, 1998 and pursuant to the Smith Agreement was paid a lump sum of $600,000 (equal to two times his annual salary at the date of termination). Mr. Smith received no bonus under the Company's incentive bonus program for 1998. Certain provisions in the Smith Agreement relating to (i) confidential information, (ii) benefit of designs, (iii) non-competition, (iv) indemnification, and (v) reimbursement of legal and related expenses remain in effect.

     Executive Severance Benefit Agreements. The Company is party to an agreement with Mr. Ellison dated May 21, 1997 (the "ELLISON AGREEMENT") which entitles Mr. Ellison to certain benefits if a "Change in Control" occurs and if Mr. Ellison's employment is terminated within three years after the "Change in Control" for any reason other than for Mr. Ellison's (i) death; (ii) disability; (iii) retirement; (iv) termination for "Cause" as defined in the Ellison Agreement; or (v) voluntary termination other than for "Good Reason" as defined in the Ellison Agreement.

     The definition of "Change in Control" is similar to that under the Ciepcielinski Agreement above. In the event of such termination, the Company shall pay Mr. Ellison a lump sum equal to (i) 250% of the greater of the base salary in effect on such termination date or in effect on the date immediately preceding the "Change in Control" date and (ii) a pro rata share of any bonus in which Mr. Ellison participates for the fiscal year in which such termination occurs.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, Messrs. Gilson and Kelbley served on the Compensation Committee and Messrs. Bates and Sibley served on the Plan Administration Committee. None of such persons has ever been an officer or employee of the Company.


REPORT OF THE COMPENSATION AND PLAN ADMINISTRATION COMMITTEES ON EXECUTIVE COMPENSATION

     The Company's Board of Directors approves all compensation decisions (other than with respect to stock options) with regard to executive officers, including the Chief Executive Officer, based on recommendations from the Compensation Committee. The Compensation Committee is responsible for the establishment of all compensation and benefit programs, excluding the Company's Long-Term Incentive Plan (the "1991 Plan") and the 1996 Incentive Stock Plan (the "1996 Plan"), as well as the overall monitoring of those programs. The Plan Administration Committee is responsible for administering the 1996 Plan and the 1991 Plan. The Company's compensation philosophy and executive compensation programs are discussed in this report.

     Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the stockholders. Executive officers should be motivated by and benefit from increased stockholder value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock and/or the award of options to purchase Common Stock.

     The Company also believes that a significant percentage of an executive officer's cash compensation, consisting of salary and bonus, should be based on performance ranked in the following order for corporate executive officers: (i) Company performance; (ii) individual performance and for operating executive officers: (i) business segment operating performance; (ii) individual performance; (iii) Company performance.

     The Company's Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals.

     Executive Compensation Program. The Company's compensation program consists of base salary, annual incentive bonus (paid in cash) and long-term incentives, generally in the form of options to purchase Common Stock.

      Base Salary. The Compensation Committee generally reviews and determines the relative levels of base salary for executive officers on an annual basis. In determining the levels of base salary for an executive officer, the Compensation Committee considers relative levels of responsibility, individual and Company performance and cost of living increases.

      Annual Incentive Compensation. During 1998, executive officers participated in management by objective cash bonus programs. The goal of these programs is to motivate and provide incentive to the key managers of the Company to maximize profits. The cash bonus programs for 1998 provide for a payment of cash awards (i) to corporate executive officers except Mr. Ardizzone based 70% on the Company's target earnings and 30% on the achievement of individual objectives and (ii) to operating executive officers except Mr. Zoufonoun (see below) based 50% on the individual's business segment target earnings, 20% on the Company's target earnings and 30% on the achievement of individual objectives. If 100% of the 1998 Company's target earnings is reached and all the individual objectives are achieved, the potential bonuses would range from 30% to 70% of each corporate executive officer's annual base salary. If 100% of the 1998 Company's target earnings and the individual's business segment target earnings are reached and all the individual objectives are achieved the potential bonuses would range from 60% to 65% of each operating executive officer's annual base salary. The range of the bonus percentages for the executive officers may be higher if more than 100% of such target earnings are reached. The bonus payout percentage of each corporate executive officer's annual base salary varies proportionately as a result of the Company achieving various levels of target earnings established by the Board of Directors. The bonus payout percentage of each operating executive officer's annual base salary varies proportionately as a result of the Company achieving various levels of target earnings and also varies proportionately as a result of the individual's business segment achieving various levels of business segment target earnings established by the Board of Directors. The cash awards based on the individual objectives being achieved are not subject to the Company's target earnings or business segment target earnings, but may increase if the Company exceeds 100% of target earnings.

      Mr. Zoufonoun participates in an incentive bonus program established for the Western Multiplex Group of GEI (the "MUX Plan") which provides for quarterly cash awards based on the quarterly target earnings of this business segment. If 100% of the 1998 target earnings under the MUX Plan is reached, the potential bonus for Mr. Zoufonoun would be 60% of his annual base salary. The bonus percentages may be higher if more than 100% of such target earnings are reached.

      Chief Executive Officer Compensation. Messrs. Ardizzone and Smith served as Chief Executive Officer in 1998. In accordance with the Smith Agreement, Mr. Smith was eligible to participate in the Company's incentive bonus program in 1998, however received no bonus based on the operating earnings, as defined, of the Company in 1998.

      Long-Term Incentives. On May 22, 1996, the Company established the 1996 Plan to provide for various types of equity-related awards to (i) promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company's stockholders, and by providing participants with an incentive for outstanding performance and
   (ii) provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

      Under the 1996 Plan, the Plan Administration Committee has the discretion to determine who will be given awards in any year, the types of awards to be made (such as stock options, SARs, restricted stock or other awards) and the number of shares of Common Stock to be covered by a particular award.
   In determining whether to make an award to a particular executive officer and the size of such award, the Plan Administration Committee considers the executive officer's level of responsibility within the Company, prior awards made to the executive officer, individual and Company performance and the amount of the executive officer's other compensation components.

     Section 162 (m). The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986 (the "Code"). Code Section 162(m) provides that compensation paid to a company's chief executive officer and the four other highest paid executive officers employed by the company at year-end will not be deductible by the company for federal income tax purposes to the extent such compensation exceeds $1.0 million. Code Section 162(m) excepts from this limitation certain "performance-based compensation."

     Although base salary and bonuses paid to the named Executive Officers have traditionally been well under $1.0 million, compensation from the exercise of stock options can cause a named Executive Officer to have compensation in excess of $1.0 million. However, all options granted to the named Executive Officers prior to October 1993 are exempt from Code Section 162(m) under a "grandfather" provision. In May 1994, the Company's stockholders approved an amendment to the terms of the 1991 Plan so that, among other things, awards from that date under the 1991 Plan qualified as "performance-based compensation." Under the terms of the 1996 Plan, awards may qualify as "performance-based compensation."

     This report is submitted by the Compensation Committee and the Plan Administration Committee which currently consists of the following members:



    COMPENSATION COMMITTEE     PLAN ADMINISTRATION COMMITTEE
----------------------------- ------------------------------
  Peter W. Gilson, Chairman   Donald S. Bates, Chairman
  Stephen P. Kelbley          Horace H. Sibley

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on December 31, 1993 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index, the Standard & Poor's Communication Equipment Manufacturers Index and the Nasdaq 100 Index at the end of each fiscal year through 1998. The returns are calculated assuming the reinvestment of dividends. The Company has not paid any cash dividends during the period covered by the graph below. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                             [GRAPH APPEARS HERE]
                                     YEARS
               1993      1994      1995      1996      1997      1998
                                   (DOLLARS)

Nasdaq 100     100       102       145       206       249       454

S&P CEMI       100       114       171       200       260       459

Glenayre       100       133       322       167        77        34

S&P 500        100       101       139       171       229       294



                          Indexed/Cumulative Returns



  COMPANY/
INDEX NAME      1993     1994     1995     1996     1997      1998
------------   ------   ------   ------   ------   ------   -------
Glenayre        $100     $133     $322     $167     $ 77     $ 34
S&P 500          100      101      139      171      229      294
S&P CEMI         100      114      171      200      260      459
Nasdaq 100       100      102      145      206      249      454

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In 1998, the Company extended bridge loans to Mr. Zoufonoun, President and General Manager of the Western Multiplex Group of GEI, with principal amounts totaling $100,000 (the "Notes"). The principal sum of the Notes shall not bear interest until due but if the principal sum is not paid when due, it shall thereafter bear interest at an annual rate of interest equal to the prime rate plus two percent per annum. The principal sum of the Notes are payable on the first to occur of (i) the sale of MUX, (ii) in equal amounts on May 26, 1999 and July 1, 2000, or (iii) the date of the termination of Mr. Zoufonoun's employment with the Company.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required, during 1998 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.


                   AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
     The Company maintains the Glenayre Employee Stock Purchase Plan (the "ESP Plan"). The purpose of the ESP Plan is to give employees of the Company an opportunity to purchase Common Stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company. Under the ESP Plan, as adopted in May 1993 by the Company's stockholders, 506,250 shares of Common Stock were authorized for issuance. In July 1998, the Board of Directors amended the ESP Plan and reduced the purchase price to 85% of the market price of the Company's Common Stock effective July 1, 1998. In February 1999, the Board of Directors adopted an amendment to the ESP Plan that would increase by 1,500,000 (approximately 2.4% of the current outstanding Common Stock) the number of shares of Common Stock available for issuance under the ESP Plan. The ESP Plan Amendment will be effective upon approval by the stockholders. If the ESP Plan Amendment is not approved by stockholders, the ESP Plan will continue in effect without the additional number of available shares and under its current terms.

     As of April 5, 1999, 403,065 shares of Common Stock had been issued under the ESP Plan and 103,185 shares remain available for issuance. The Company expects the currently available number of shares of Common Stock to be exhausted in 1999.

     The Board of Directors believes that the proposed increase in the number of shares available for issuance under the ESP Plan is necessary in order for the Company to continue to attract, motivate and retain employees, and to enhance their identity of interest with the interest of the Company's stockholders. The Board of Directors also believes the availability of issuable shares under the ESP Plan is essential for the Company to compete with other companies offering similar plans in attracting and retaining experienced and qualified employees.

     Administration. The ESP Plan is administered by a committee consisting of from three to five individuals (the "ESP Committee") who are appointed by the Compensation Committee of the Board of Directors of the Company. The Committee has the authority to construe and interpret the ESP Plan, to make and enforce rules for the operation of the ESP Plan and to take all other action necessary or advisable for the administration of the ESP Plan.

     Eligibility and Participation. Eligibility and participation in the ESP Plan are determined with respect to each "six month period" under the ESP Plan ("Six-Month Period"). The Six-Month Periods begin on each succeeding January 1 and July 1 as long as the ESP Plan remains in effect.

     Each person employed by the Company on a permanent, full-time basis as of the first day of a Six-Month Period is eligible to participate in the ESP Plan for that Six-Month Period.

     Participation in the ESP Plan is voluntary. An eligible employee becomes a participant in the ESP Plan by authorizing the Company to reduce the participant's salary during the Six-Month Period by a specified amount and to have that amount contributed to the ESP Plan for the purchase of Common Stock. A participant may not elect to contribute less than $20 per month or more than ten percent of the participant's salary. For purposes of the ESP Plan, "salary" means a participant's base salary plus earned vacation pay. "Salary" does not include bonuses, overtime pay, commissions, living or other allowances, reimbursements or special payments, or contributions or benefits under a plan of current or deferred compensation. A participant's election to participate must be made prior to the beginning of the Six-Month Period to be valid, and the election will continue for subsequent Six-Month Periods unless the participant changes the election in accordance with ESP Plan rules. A participant may increase or decrease the participant's level of contribution prior to any Six-Month Period. A participant cannot change the participant's level of contribution during a Six-Month Period.

     Individual Accounts. An individual account is established on the books and records of the Company for each participant. The amounts deducted from a participant's salary will be credited to the participant's individual account. No interest will accrue or be paid with respect to amounts credited to individual accounts.

     Common Stock Purchases. The price for Common Stock offered under the ESP Plan for a Six-Month Period will be equal to 85% (or such other discount percentage, not in excess of the maximum permitted discount under (a) Section 423 of the Code, (b) the NASDAQ Stock Market or (c) applicable state business corporation law, as the Compensation Committee of the Company's Board of Directors may select from time to time) of the market price of the Common Stock (the "MARKET PRICE") as of the first day of the Six-Month Period. Generally, the Market Price under the ESP Plan means the average of the closing sale prices of the Common Stock as reported by the NASDAQ National Market System for the five trading days before the Market Price is determined. The reported last sale price of the Common Stock on the NASDAQ National Market System on April 5, 1999 was $3.563.

     Whether Common Stock will be purchased under the ESP Plan at the end of a Six-Month Period depends on the Market Price of the Common Stock as of the last day of the Six-Month Period.

   o If the Market Price is less than the purchase price established as of the first day of the Six-Month Period, no purchases will be made. Instead, each participant may choose to have the balance in the participant's individual account returned to the participant or carried forward for purchase of Common Stock at the end of the next Six-Month Period.

   o If the Market Price is equal to or greater than the purchase price established as of the first day of the Six- Month Period, the amount credited to each participant's individual account will be used to purchase the largest number of whole shares of Common Stock which can be purchased at the purchase price described above. The balance (if any) in a participant's individual account after the purchase of shares will be carried forward for purchase of Common Stock at the end of the next Six-Month Period.

     The maximum number of shares that may be purchased for a participant during a Six-Month Period will be reduced if the participant would become a 5% shareholder of the Company as a result of the purchase or if the total fair market value of Common Stock to be purchased for the participant during any calendar year would exceed $25,000.

     Withdrawal from Participation. A participant may withdraw from participation in the ESP Plan at any time during a Six-Month Period by giving ten days notice to the ESP Plan Committee; provided, however, no withdrawals may be made during the final 31 days of a Six-Month Period.

     A participant's participation in the ESP Plan will also cease if: (i) the participant ceases to be employed on a permanent, full-time basis, or (ii) the ESP Plan is terminated.

     Upon withdrawal or termination, the participant's individual account will be distributed to the participant as soon as practical, and no shares of Common Stock will be purchased for the participant for the Six-Month Period in which the withdrawal or termination occurs.

     A participant who has withdrawn from participation during a Six-Month Period but who otherwise remains eligible to participate may renew participation in the ESP Plan by again enrolling for a succeeding Six-Month Period.

     Term of the ESP Plan. The ESP Plan will remain in effect until terminated by the Board of Directors of the Company. The Board of Directors may amend, suspend or terminate the ESP Plan at any time.

     Changes in Capitalization and Similar Changes. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, spin -- off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Common Stock covered by the ESP Plan and the purchase price established for a Six-Month Period will be appropriately adjusted by the Committee in its sole discretion to preserve the benefits of the participants in the ESP Plan.

     Federal Income Tax Treatment. Deductions from the salary of participants to purchase Common Stock under the ESP Plan will be made on an "after-tax" basis. Therefore, the deductions are neither excludable from taxable income in the year of deduction nor deductible for income tax purposes. Except for the current taxation of deductions from a participant's salary, a participant will not realize any taxable income as a result of participation in the ESP Plan or upon the purchase of Common Stock under the ESP Plan until the disposition of such Common Stock. The Company will not be entitled to a tax deduction for the amount deducted from a participant's salary during each Six-Month Period. The income tax consequences to a participant and the Company upon the participant's disposition of Common Stock purchases under the ESP Plan will depend on how long the participant held the Common Stock.

     If a participant disposes of shares purchased under the ESP Plan more than two years after the beginning of the Six-Month Period in which the shares were purchased and the fair market value of the shares at the time of disposition exceeds the purchase price of the shares, then the participant will realize taxable income. An amount equal to the lesser of (i) the amount by which the fair market value of the shares on the first day of the Six-Month Period in which the shares were purchased exceeded the purchase price of the shares or
(ii) the amount by which the fair market value of the shares at the time of disposition exceeded the purchase price of the shares will be taxed as ordinary income. Any gain realized in excess of the amount taxed as ordinary income will be taxed as long-term capital gain. If a participant disposes of shares purchased under the ESP Plan more than two years after the beginning of the Six-Month Period in which the shares were purchased for less than the purchase price of the shares, then the entire loss will be treated as long -- term capital loss. In either of these cases, the Company will not be entitled to a deduction for income tax purposes as a result of the disposition of the shares by the participant.

     Except in the case of certain officers and directors as discussed below, if a participant disposes of shares purchased under the ESP Plan within two years after the beginning of the Six-Month Period in which the shares were purchased (a "DISQUALIFYING DISPOSITION"), the amount by which the fair market value of the shares at the time of purchase exceeded the purchase price of the shares will be treated as compensation received by the participant in the year of the disqualifying disposition. The Company will be entitled to a corresponding income tax deduction equal to the amount treated as compensation to the participant. Any amount realized from a disqualifying disposition in excess of the sum of the purchase price of the shares and the amount treated as compensation will be taxed as capital gain. If the amount realized from a disqualifying disposition is less than the sum of the purchase price of the shares and the amount treated as compensation, the difference will be treated as a capital loss. Any capital gain or loss will be classified as long-term or short-term, depending on the participant's holding period with respect to the shares. Generally, the participant's holding period for the shares begins on the date the shares are purchased.

     Generally, the same rules apply to disqualifying dispositions by officers and directors; however, in the case of a disqualifying disposition by an officer or director subject to liability under Section 16 (b) of the Securities Exchange Act of 1934, the amount treated as compensation will be determined by reference to the fair market value of the shares on the termination of the
Section 16(b) liability period with respect to the disposition of the shares rather than the fair market value of the shares at the time of purchase. Such officer or director may elect under Code Section 83(b) to have the amount treated as compensation as the result of a disqualifying disposition determined by reference to the fair market value of the shares at the time of purchase rather than the fair market value of the shares on the termination of the
Section 16(b) liability period. An election under Code Section 83(b) must be made no later than 30 days after the date the shares are issued to the officer or director. The holding period for shares purchased by an officer or director subject to liability under Section 16(b) begins on the earlier of the termination of the Section 16(b) liability period or the date of an election under Code Section 83(b).

     If a participant dies while owning shares purchased under the ESP Plan, then an amount equal to the lesser of (a) the amount by which the fair market value of the shares on the first day of the Six-Month Period in which the shares were purchased exceeded the purchase price of the shares or (b) the amount by which the fair market value of the shares at the time of the Participant's death exceeded the purchase price of the shares must be reported as compensation income on the participant's final income tax return. The Company will not be entitled to a deduction for income tax purposes as a result of the participant's death while owning shares purchased under the ESP Plan.

     Stockholder Approval. Approval of a stock purchase plan amendment that increases the number of shares available for issuance is no longer required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. However, approval of the ESP Plan Amendment is being sought in accordance with the requirements of the Nasdaq Stock Market and Section 423 of the Code.

     The Board recommends a vote FOR approval of the ESP Plan Amendment. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the ESP Plan Amendment. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be counted for this purpose.

                    AMENDMENT TO 1996 INCENTIVE STOCK PLAN

     The Company maintains the Glenayre 1996 Incentive Stock Plan (the "1996 PLAN"). In February 1999, the Board of Directors adopted an amendment to the 1996 Plan that would increase by 750,000 (approximately 1.2% of the current outstanding Common Stock) the number of shares of Common Stock available under the 1996 Plan for the grant to specified key employees of stock options, stock appreciation rights ("SARs"), restricted stock and performance shares (the "1996 PLAN AMENDMENT"). Key employees who are eligible for grants of awards from the 750,000 shares covered by the 1996 Plan Amendment would be limited to the chief executive officer or chief financial officer of the Company hired after March 1, 1999 or any other senior executive of the Company or a subsidiary hired after March 1, 1999. The 1996 Plan Amendment will be effective upon approval by the stockholders. If the 1996 Plan Amendment is not approved by stockholders, the 1996 Plan will continue in effect without the additional number of available shares and under its current terms.

     As of April 5, 1999, awards outstanding or previously exercised under the 1996 Plan covered a total of 3,917,455 shares of Common Stock and 482,545 shares remain available for grant.

     The Board of Directors believes that the proposed increase in the number of shares available for issuance under the 1996 Plan is necessary in order for the Company to attract, motivate and retain a new chief executive officer, a new chief financial officer and other new senior executives with the desired experience and ability and to further enhance their identity of interest with the interest of the Company's stockholders. The Board of Directors also believes the availability of awards under the 1996 Plan is essential for the Company to compete with other companies offering similar plans in attracting and retaining experienced and qualified key employees, other key persons and non-employee directors.

     Under the 1996 Plan, as adopted on May 22, 1996 and amended on May 21, 1998 by the Company's stockholders, 4,400,000 shares of Common Stock were authorized for issuance in connection with the grant of stock options, SARs, restricted stock and performance shares to eligible participants. Participation under the 1996 Plan is limited to key employees, other key persons and non-employee directors of the Company. As described above, the eligibility for grants of awards covering the additional 750,000 shares under the 1996 Plan Amendment is limited to specified key employees. In December 1998, the Board of Directors of Glenayre also amended the 1996 Plan to provide that the exercise price on outstanding options would not be reduced or repriced without the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented at a meeting and entitled to vote. An amendment to this provision will require the same stockholder vote.

     The 1996 Plan is administered by the Plan Administration Committee of the Board of Directors (the "COMMITTEE"). In addition to the general administration of the 1996 Plan, the Committee selects the key employees and other key persons to receive awards from time to time in such form and amounts as it determines and with such limitations, restrictions or conditions as it deems appropriate. Key employees and other key persons providing services to the Company or a subsidiary eligible to participate in the 1996 Plan are those employees who occupy managerial or other important positions who have or are expected to make important contributions to the business of the Company or a subsidiary, as determined by the Committee. Approximately 500 employees are expected to be eligible to participate in the 1996 Plan in 1999. Non-employee directors, who are only eligible to receive formula grants of nonqualified stock options, are those directors who are not employees of the Company or any subsidiary on the date of grant of an award. There are currently ten non-employee directors, including Messrs. Ardizzone, Bailey, Bates, Hurley, Kelbley, Gilson, Sibley, Bloch, Israel and Pritzker, that are eligible to participate in the 1996 Plan.

     Awards of Stock Options and SARs. The 1996 Plan provides for the grant of options to purchase shares of Common Stock at option prices determined by the Committee as of the date of grant. For stock option awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code ("SECTION 162(m)") or as incentive stock options (described below), the option price will not be less than the fair market value of shares of Common Stock at the close of business on the date of grant. The fair market value of the Common Stock on April 5, 1999, was $3.563 per share. The 1996 Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of Common Stock or a combination thereof, as the Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the fair market value of such shares on the date of grant (or, if different, the exercise price of the related option in the case of a tandem SAR).

     Awards to key employees and key persons of options under the 1996 Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Committee. The terms and conditions of each such option and of any SAR are to be determined by the Committee at the time of grant. Options and SARs granted under the 1996 Plan will expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee's death, disability or termination of employment.

     Other Awards. The 1996 Plan also provides for the issuance of shares of restricted stock and performance shares on such terms and conditions as are determined from time to time by the Committee. The award agreement with the participant will set forth the terms of any such award, including the applicable restrictions, specified performance goals or any other conditions deemed appropriate by the Committee. The value of a performance share will equal the fair market value of a share of Common Stock. Earned performance shares may be paid in cash, shares of Common Stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance shares as of the payment date. Common Stock used to pay earned performance shares may have additional restrictions as determined by the Committee. In addition, the Committee may cancel any earned performance shares and replace them with stock options determined by the Committee to be of equivalent value based on a conversion formula specified in the participant's performance share award agreement. Earned but unpaid performance shares may have dividend equivalents rights as determined by the Committee and evidenced in the award agreement but shall not have voting rights.

     Award of Stock Options to Non-Employee Directors. The 1996 Plan provides for the automatic grant of a nonqualified option to purchase 30,000 shares of Common Stock to (i) each non-employee director who is first elected a director after April 18, 1997; (ii) each non-employee director who first becomes a non-employee director after April 18, 1997 and who was an employee director immediately prior to becoming a non-employee director; and (iii) each non-employee director who was a non-employee director on April 18, 1997 and who had not been awarded an automatic grant under the 1996 Plan in 1997. Each non-employee director shall be granted an additional nonqualified stock option to purchase 30,000 shares of Common Stock on each third anniversary thereafter if he or she is then a non-employee director. In April 1999, the Board of Directors suspended the award of options to non-employee directors. The option price shall be equal to the fair market value of the Common Stock on the date of the grant. An option granted to a non-employee director is exercisable immediately following the date of grant and expires ten years thereafter. Upon the exercise of an option, or any portion thereof, the exercise price must be paid either in cash or by tendering shares of Common Stock with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash. Options granted to non-employee directors may not be transferred, assigned or otherwise alienated other than by will or the laws of descent and distribution.

     Section 162(m). Because stock options and SARs granted under the 1996 Plan that are intended to qualify as "performance-based compensation" under Section 162(m) must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of such stock options and SARs should be treated as "performance-based compensation" for Section 162(m) purposes.

     Changes in Control. The 1996 Plan provides that in the event of a change in control of the Company, all options and SARs will be fully exercisable as of the date of the change in control and shall remain exercisable through their full term. Outstanding awards of restricted stock and performance shares will become immediately vested, and any applicable performance conditions shall be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.

     Amendment and Termination of the 1996 Plan. The Board of Directors has the power to amend, modify or terminate the 1996 Plan on a prospective basis. Stockholder approval will be required for any change to the material terms of the 1996 Plan to the extent required by Section 162(m) or to the extent deemed appropriate under Section 16(b) under the Securities Exchange Act of 1934.

     Federal Income Tax Treatment, Incentive Stock Options. Incentive stock options ("ISOs") granted under the 1996 Plan will be subject to the applicable provisions of the Internal Revenue Code, including Code Section 422. If shares of Common Stock of the Company are issued to an optionee upon the exercise an ISO, and if no "disqualifying disposition" of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise,
(iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a long-term capital gain and any loss sustained will be a long-term capital loss and (iv) no deduction will be allowed to the Company for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and the Company will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (for which the Company will not be entitled to a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

     Federal Income Tax Treatment, Nonqualified Stock Options. With respect to nonqualified stock options ("NQSOs") granted to optionees under the 1996 Plan,
(i) no income is realized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

     Stockholder Approval. Approval of a stock option plan amendment that increases the number of shares available for issuance pursuant to stock options is no longer required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. However, approval of the 1996 Plan Amendment is being sought in accordance with the requirements of the Nasdaq Stock Market and Section 162(m) of the Code.

     The Board recommends a vote FOR approval of the 1996 Plan Amendment. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the 1996 Plan Amendment. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be counted for this purpose.


                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1999. This selection is being presented to the stockholders for their ratification or rejection at this Annual Meeting.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1999, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.


                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2000 must be received in writing by the Secretary of the Company no later than December 23, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the 1999 Annual Meeting other than those set forth in the Notice. However, if any other matters do come before the 1999 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                   APPENDIX A


                          Glenayre Technologies, Inc.
                            5935 Carnegie Boulevard
                        Charlotte, North Carolina 28209
PROXY                  PROXY SOLICITED BY AND ON BEHALF OF
             THE BOARD OF DIRECTORS OF GLENAYRE TECHNOLOGIES, INC.
The undersigned hereby appoints Ramon D. Ardizzone and Stanley Ciepcielinski and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of Glenayre Technologies, Inc. held by the undersigned on March 31, 1999 at the 1999 Annual Meeting of Stockholders to be held at the SouthPark Suite Hotel at 6300 Morrison Boulevard, Charlotte, North Carolina 28211 on May 25, 1999 at 11:00 a.m., local time, and at any adjournments thereof.

1. ELECTION OF DIRECTORS.

        [ ] FOR ALL NOMINEES LISTED BELOW                     [ ] WITHHOLD AUTHORITY
            (except as marked to the contrary below)               to vote for all nominees listed below

To withhold authority for any individual nominee strike a line through the nominee's name:

Ramon D. Ardizzone  Richard L. Bloch  Stanley Ciepcielinski   Stephen P. Kelbley

2. AN AMENDMENT TO THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE
   NUMBER OF SHARES OF COMMON STOCK AUTHORIZED THEREUNDER FROM 506,250 TO
   2,006,250.

           [ ] FOR                    [ ] AGAINST              [ ] ABSTAIN

3. AN AMENDMENT TO THE COMPANY'S 1996 INCENTIVE STOCK PLAN TO INCREASE THE
   NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FROM 4,400,000 TO 5,150,000.

           [ ] FOR                    [ ] AGAINST              [ ] ABSTAIN

4. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
  AUDITORS OF THE COMPANY.

           [ ] FOR                    [ ] AGAINST              [ ] ABSTAIN

5. In their discretion, the Proxies each are authorized to vote upon such other business as may properly come before the 1999 Annual Meeting and at any adjournment(s) thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "FOR" PROPOSAL 4.


Receipt of the Notice of the 1999 Annual Meeting and accompanying Proxy Statement is hereby acknowledged.


                                        Dated:                     , 1999
                                              ----------------------



                                        ----------------------------------
                                        (Signature of Stockholder)




                                        ----------------------------------
                                        (Signature of Joint Stockholder, if
                                        any)

                                        Please check box if you intend to be
                                        present at the meeting: [ ]

                                        IMPORTANT: Please date this proxy and
                                        sign exactly as your name appears
                                        hereon. If stock is held jointly, both
                                        holders should sign. Executors,
                                        administrators, trustees, guardians and
                                        others signing in a representative
                                        capacity should give full title.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.